Exhibit 4(b)

COUNTY OF CARROLL, KENTUCKY

And
KENTUCKY UTILITIES COMPANY

A Kentucky and Virginia Corporation

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LOAN AGREEMENT

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Dated as August 1, 2018

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NOTICE:	The interest of the County of Carroll, Kentucky, in and to this Loan Agreement has been assigned to U.S. Bank National Association, as Trustee, under the Indenture of Trust dated as of August 1, 2018

    EXHIBIT A - DESCRIPTION OF THE PROJECT

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of August 1, 2018, by and between the COUNTY OF CARROLL, KENTUCKY (the “Issuer”), a public body corporate and politic duly created and existing as a county and political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and KENTUCKY UTILITIES COMPANY, a corporation organized and existing under the laws of Kentucky and Virginia (the “Company”);
PREAMBLE
WHEREAS, all capitalized terms not otherwise defined in this preamble shall have the meanings set forth in ARTICLE I hereof, unless the context or use clearly indicates another meaning or intent; and
WHEREAS, pursuant to the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder; and
WHEREAS, the Issuer is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to the Company to refinance the Costs of Construction of Environmental Facilities, including the securing of a letter of credit, other credit facilities, or collateral; and
WHEREAS, the Issuer is further authorized pursuant to the Act to enter into a loan agreement, which may include such provisions as the Issuer shall deem appropriate to effect the securing of a refinancing undertaken in respect of Environmental Facilities, including the securing of a letter of credit, other credit facilities, or collateral; and
WHEREAS, the Act further provides that title to the Environmental Facilities shall not be acquired by the Issuer in the case of a loan transaction; and
WHEREAS, the Company is a public utility pursuant to Chapter 278 of the Kentucky Revised Statutes, and as such is engaged in the business of generating electricity and providing electric services to the public at large; and
WHEREAS, the Company undertook the acquisition, construction, installation, and equipping of certain solid waste disposal facilities to serve the Ghent Generating Station in Carroll County, Kentucky, described herein and in Exhibit A attached hereto as the “Project”, which constitute Environmental Facilities under the Act; and
WHEREAS, the Issuer previously issued the Refunded 2007 Series A Bonds pursuant to the Act to finance a portion of the Costs of Construction of the Project; and
WHEREAS, the Issuer previously issued the Refunded 2007 Series A Bonds for the purpose of financing the costs of the Project constituting certain Environmental Facilities located within Carroll County, Kentucky at the Company’s Ghent Generating Station consisting of solid waste disposal facilities. The Issuer entered into the 2007 Series A Indenture with U.S. Bank National Association (successor to Deutsche Bank Trust Company Americas), as Trustee, Paying Agent, and Bond Registrar thereunder and it is provided in ARTICLE VIII of the 2007 Series A Indenture that the Refunded 2007 Series A Bonds, or any of them, shall be deemed to have been paid within the meaning of such 2007 Series A Indenture when there shall have been irrevocably deposited with the Prior 2007 Series A Trustee, either cash or Governmental Obligations, as defined in the 2007 Series A Indenture, maturing as to principal and interest in such amounts and at such times as will ensure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 2007 Series A Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity, upon redemption, or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation, and expenses of the Prior 2007 Series A Trustee, authenticating agent, bond registrar, and any paying agent; together with irrevocable instructions to call and redeem the Refunded 2007 Series A Bonds; and
WHEREAS, the Company has heretofore, by the issuance of the Refunded 2007 Series A Bonds, financed all or a portion of the qualified costs of the acquisition, construction, installation, and equipping of certain solid waste disposal facilities, and facilities functionally related and subordinate to such facilities to serve the Ghent Generating Station of the Company, which facilities constitute the Project, as defined in the Indenture and as described in Exhibit A hereto, which Project is located within the corporate boundaries of the Issuer and consists of certain solid waste disposal facilities, and facilities functionally related and subordinate to such facilities and which Project qualifies for refinancing within the meaning of the Act; and
WHEREAS, the Project has been completed and placed in operation in whole or in part and has contributed to the collection, storage, treatment, and final disposal of solid waste in the Commonwealth of Kentucky; and
WHEREAS, in connection with the issuance of the Refunded 2007 Series A Bonds, the right was reserved to the Issuer, upon direction by the Company, to redeem the Refunded 2007 Series A Bonds in advance of their maturity; and the Refunded 2007 Series A Bonds are by their terms subject to redemption at the option of the Issuer in whole or in part on and after June 1, 2018, at the price of 100% of the aggregate principal amount thereof and accrued interest, if any, to their redemption date, as provided in the 2007 Series A Indenture; and the redemption and discharge of the Refunded 2007 Series A Bonds will result in benefits to the general public and the Company and should be carried out forthwith in the public interest by the issuance by the Issuer of the 2018 Series A Bonds, and the application of the proceeds of the 2018 Series A Bonds, together with funds to be provided by the Company, for, among other things, the refunding, payment, and discharge of the Refunded 2007 Series A Bonds on or before the 90th day from the Issuance Date of the 2018 Series A Bonds; and
WHEREAS, pursuant to and in accordance with the provisions of the Act and an Ordinance duly adopted by the Fiscal Court of the Issuer on June 26, 2018, and in furtherance of the purposes of the Act, the Issuer proposes to issue, sell, and deliver its 2018 Series A Bonds, the proceeds of which will be lent to the Company to cause the outstanding principal amount of the Refunded 2007

Series A Bonds to be refunded, paid, and discharged in full on or before the 90th day from the Issuance Date; and
WHEREAS, the 2018 Series A Bonds are to be issued under and pursuant to and are to be secured by the Indenture of Trust dated as of August 1, 2018 by and between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”);
NOW, THEREFORE for and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree each with the other, as follows:

ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. The terms used in this Loan Agreement, except as otherwise defined herein and unless the context requires otherwise, have the meanings set forth in the Indenture. All accounting terms not otherwise defined in the Indenture or herein have the meanings assigned to them in accordance with generally accepted accounting principles then in effect.
ARTICLE II
REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 2.1.    Representations, Warranties, And Covenants By The Issuer. The Issuer represents, warrants, and covenants that:
(a)    The Issuer is a public body corporate and politic duly created and existing as a county and de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, the Issuer has the power and duty to issue the 2018 Series A Bonds, to enter into this Agreement, the Indenture, and the transactions contemplated hereby, and to carry out its obligations hereunder and thereunder. The Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the issuance of the 2018 Series A Bonds or the consummation of the transactions contemplated hereby or in connection with such issuance, and has been duly authorized to issue the 2018 Series A Bonds and to execute and deliver this Agreement and the Indenture. The Issuer agrees that it will do or cause to be done in a timely manner all things necessary to preserve and keep in full force and effect its existence and to carry out the terms of this Agreement.
(b)    The Issuer agrees to loan funds derived from the sale of the 2018 Series A Bonds to the Company to provide for the refunding, payment, and discharge of the outstanding principal amount of the Refunded 2007 Series A Bonds and to the end that solid waste be collected, stored, treated, and disposed of at the Project Site.
(c)    To accomplish the foregoing, the Issuer agrees to issue $17,875,000 aggregate principal amount of its 2018 Series A Bonds following the execution of this Agreement on the terms and conditions set forth in the Indenture. The proceeds from the sale of the 2018 Series A Bonds shall be allocated and applied exclusively and in whole to refund, pay, and discharge the respective outstanding principal amount of the Refunded 2007 Series A Bonds on or before the 90th day from the Issuance Date.
(d)    The Issuer will cooperate with the Company and take all actions necessary for the Company to comply with Section 2.2(m), (q), and (t) hereof and take other actions reasonably requested by the Company in furtherance of this Agreement.
(e)    The Project Site is located within the Issuer’s jurisdictional boundaries.

Section 2.2.    Representations, Warranties, And Covenants By The Company. The Company represents, warrants, and covenants that:
(a)    The Company (1) is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealths of Kentucky and Virginia; (2) is duly qualified, authorized, and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business; and (3) is not in violation of any provision of its Articles of Incorporation, its Bylaws, or any laws of the Commonwealths of Kentucky and Virginia relevant to the transactions contemplated hereby or in connection with the issuance of the 2018 Series A Bonds.
(b)    The Company has full and complete legal power and authority to execute and deliver this Agreement, the First Mortgage Indenture Supplement, and the First Mortgage Bonds to be issued pursuant thereto, and has by proper corporate action duly authorized the execution and delivery of this Agreement, the First Mortgage Indenture Supplement, and the First Mortgage Bonds.
(c)    The Project currently refinanced by application of the proceeds of the Refunded 2007 Series A Bonds and Company funds was designed and constructed to collect, store, treat, and dispose of solid waste at the Project Site. The Project was and is necessary for the public health and welfare and has been designed solely for the purposes of the collection, storage, treatment, and final disposal of solid wastes, consisting of contaminated scrubber sludge solid wastes created by operation of desulphurization facilities at the Project Site.
(d)    All of the proceeds of the 2018 Series A Bonds, exclusive of accrued interest, if any, shall be used on or before the 90th day from the Issuance Date exclusively and only to redeem, pay, and discharge the principal of the Refunded 2007 Series A Bonds, not less than substantially all of the net proceeds of the Refunded 2007 Series A Bonds (i.e., at least 95% of the net proceeds thereof, including investment income thereon) were used to finance the Cost of Construction of solid waste disposal facilities, together with facilities functionally related and subordinate to such facilities, and all of such solid waste disposal facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Code Section 167. The Company will provide any additional moneys required to pay and discharge the Refunded 2007 Series A Bonds within 90 days following the Issuance Date.
(e)    The Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Project was not less than $17,875,000. All statements of fact contained herein respecting the Ghent Generating Station, including the Project, which is an integral component of the Ghent Generating Station, and the Issuer’s authorization of the Project, including the Project’s construction, Ghent Generating Station expenditures, including Project expenditures, and construction and acquisition contracts and related matters are true and correct in all respects and are incorporated herein.
(f)    No Event of Default, and no event of the type described in clauses (a) through (e) of Section 9.1 hereof, has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement, the First Mortgage Indenture Supplement, the First Mortgage Bonds, or the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement, the First Mortgage Indenture Supplement, the First Mortgage Bonds, the consummation of the transactions contemplated hereby or thereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions, or provisions of any corporate restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge, or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.
(g)    The Company intends to continue to operate or cause the Project to be operated as solid waste disposal facilities and facilities functionally related and subordinate thereto until all of the 2018 Series A Bonds are paid and discharged.
(h)    No portion of the proceeds of 2018 Series A Bonds will be invested at a yield in excess of the yield on the 2018 Series A Bonds except: (1) during any permitted temporary period provided by the Code; (2) proceeds of a reasonably required reserve or replacement fund; and (3) as part of a minor portion of the proceeds of the 2018 Series A Bonds, not in excess of the lesser of 5% of the proceeds of the 2018 Series A Bonds or $100,000. As used herein, “yield” shall have the meaning assigned to it for purposes of Code Section 148.
(i)    No portion of the proceeds from the sale of the 2018 Series A Bonds will be deposited to the account of any reasonably required reserve or replacement fund or used to pay any costs of issuance of the 2018 Series A Bonds or any redemption premium or accrued interest on the Refunded 2007 Series A Bonds, but such proceeds will be applied and used solely and exclusively to refund, pay, and discharge the outstanding principal amount of the Refunded 2007 Series A Bonds on or before the 90th day after the Issuance Date.
(j)    The Company will provide any additional moneys, including investment proceeds of the 2018 Series A Bonds, required for the payment and discharge of the Refunded 2007 Series A Bonds, payment of redemption premium, if any, and accrued interest in respect thereto and payment of all underwriting discount and costs of issuance of the 2018 Series A Bonds. Any investment proceeds of the 2018 Series A Bonds allocated to the Project shall be used exclusively to pay interest or redemption premium due, if any, on the Refunded 2007 Series A Bonds on the Redemption Date.
(k)    The Company will cause no investment of 2018 Series A Bond proceeds to be made and will make no other use of or omit to take any action with respect to the proceeds of the 2018 Series A Bonds or any funds reasonably expected to be used to pay the 2018 Series A Bonds which will cause the 2018 Series A Bonds or any of them to be “arbitrage bonds” within the meaning of Code Section 148 or would otherwise result in the loss or impairment of the exclusion of the interest on such 2018 Series A Bonds from gross income for federal income tax purposes.

(l)    The average maturity of the 2018 Series A Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected remaining economic life (as of the Issuance Date) of the Project refinanced by the proceeds of the 2018 Series A Bonds.
(m)    The Company will provide all information requested by the Issuer necessary to evidence compliance with the requirements of the Code, including the information in United States Internal Revenue Service Form 8038 to be filed by the Issuer with respect to the 2018 Series A Bonds and the solid waste disposal facilities constituting the Project, and such information will be true and correct in all material respects.
(n)    Within the meaning of Code Section 149, no portion of the payment of the principal or interest on the 2018 Series A Bonds, or the Refunded 2007 Series A Bonds was or shall be guaranteed directly or indirectly by the United States or any agency or instrumentality thereof.
(o)    All of the proceeds of the Refunded 2007 Series A Bonds have been fully expended and the Project has been completed. All of the actual Cost of Construction of the Project represent amounts paid or incurred which were properly chargeable to the capital account of the Project or would have been so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts. Substantially all (i.e. at least 95%) of the net proceeds of the sale of the Refunded 2007 Series A Bonds (including investment income therefrom), were used to finance Costs of Construction of the Project as described above.
(p)    All of the depreciable properties which were taken into account in determining the qualifying costs of the Project constitute properties either: (1) used for the collection, storage, treatment, and final disposal of solid wastes; or (2) facilities which are functionally related and subordinate to the facilities constituting the Project. All of such functionally related and subordinate facilities are of a size and character commensurate with the size and character of the facilities constituting the Project.
(q)    The Company will cause the Issuer to comply in all respects with the requirements of Code Section 148 in respect of the rebate of Excess Earnings with respect to the 2018 Series A Bonds to the United States of America.
(r)    None of the proceeds of the 2018 Series A Bonds will be applied and none of the proceeds of the Refunded 2007 Series A Bonds were applied to provide any: (1) working capital; (2) office space (other than office space located on the premises of the Project where not more than a de minimis amount of the functions to be performed are not directly related to the day-to-day operations of the Project); (3) airplane; (4) skybox or other private luxury box; (5) health club facility; (6) facility primarily used for gambling; or (7) store, the principal business of which is the sale of alcoholic beverages for consumption off premises.
(s)    Less than twenty-five percent (25%) of the net proceeds of the 2018 Series A Bonds will be applied and less than twenty-five percent (25%) of the net proceeds of the Refunded 2007 Series A Bonds were applied directly or indirectly to acquire land or any interest therein and no portion of such land, if acquired, was or is to be used for farming purposes. No portion of the proceeds of the 2018 Series A Bonds will be used and no portion of the proceeds of the Refunded

2007 Series A Bonds were used to acquire existing property or any interest therein with respect to which the Company was not the first user for federal income tax purposes.
(t)    Upon the Issuance Date, the Company will have caused the Issuer to comply with the public approval requirements of Code Section 147; and at or following the issuance of the 2018 Series A Bonds, the Company will cause the Issuer to comply with the information reporting requirements of Code Section 149 by the filing of Internal Revenue Service Form 8038 with the United States Internal Revenue Service.
(u)    All of the documents, instruments, and written information furnished by the Company on behalf of the Company to the Issuer or the Trustee in connection with the issuance of the 2018 Series A Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.
(v)    The proceeds derived from the sale of the 2018 Series A Bonds will be used exclusively and solely to refund the outstanding principal amount of the Refunded 2007 Series A Bonds. The principal amount of the 2018 Series A Bonds does not exceed the outstanding principal amount of the Refunded 2007 Series A Bonds. The redemption of the outstanding principal amount of the Refunded 2007 Series A Bonds with proceeds of the 2018 Series A Bonds will occur not later than 90 days after the Issuance Date. Any earnings derived from the investment of proceeds of the 2018 Series A Bonds will be fully needed and used on such redemption date to pay a portion of the interest accrued and payable on the Refunded 2007 Series A Bonds on such date.
(w)    It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds”, within the meaning of Treasury Regulation Section 1.148-1(c) with respect to the 2018 Series A Bonds; however, if any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Code Section 148.
(x)    The Company will not use or cause to be used any of the funds provided by the Issuer hereunder (including the earnings on any of such funds) in such a manner as to, or take or omit to take any action with respect to the use of such funds which would, impair the exclusion of the interest on any of the 2018 Series A Bonds from gross income for federal income tax purposes.
(y)    The Company covenants to perform and observe all provisions of the Indenture required to be performed or observed by it.
(z)    The Refunded 2007 Series A Bonds were issued on May 24, 2007.
(aa)    Acquisition, construction, and installation of the Project has been accomplished and the Project is being utilized substantially in accordance with the purposes of the Project and in conformity with all applicable zoning, planning, building, environmental, and other applicable governmental regulations and all permits, variances, and orders issued or granted pursuant thereto, which permits, variances, and orders have not been withdrawn or otherwise suspended, and consistently with the Act.

(bb)    The Company has used, is currently using, and presently intends to use or operate the Project in an manner consistent with the purposes of the Project and the Act until the date on which the 2007 Series A Bonds have been fully paid and knows of no reason why the Project will not be so operated.
(cc)    There are no other obligations heretofore issued or to be issued by or on behalf of any state, territory, or possession of the United States, or any political subdivision of any of the foregoing, or of the District of Columbia, which (i) were sold less than fifteen days before or after the date of sale of the 2018 Series A Bonds; (ii) were sold pursuant to the same plan of financing as the 2018 Series A Bonds; and (iii) are reasonably expected to be paid from substantially the same source of funds as the 2018 Series A Bonds, determined without regard to guarantees from parties unrelated to the obligor as is applicable to the 2018 Series A Bonds.
The Company need not comply with the covenants or representations in this Section 2.2 if and to the extent that the Issuer and the Company receive a Favorable Opinion of Bond Counsel regarding such noncompliance.

ARTICLE III
COMPLETION AND OWNERSHIP OF THE PROJECT

Section 3.1.    Completion And Equipping Of The Project. The Company represents that it has previously caused components of the Project to be financed, constructed, in whole or in part, and placed in service, as applicable, as herein provided on the Project Site as previously evidenced by the filing of a completion certificate by the Company with Deutsche Bank Trust Company Americas, as prior Trustee for the Refunded 2007 Series A Bonds.
Section 3.2.    Agreement As To Ownership Of The Project. The Issuer and the Company agree that title to and ownership of the Project shall remain in and be the sole property of the Company in which the Issuer shall have no interest. The Project is acknowledged to be subject to the lien of the First Mortgage Indenture. Notwithstanding any other provision hereof, the Company shall be permitted to sell or otherwise dispose of all or any portion of the Project, provided that the Company first receives a Favorable Opinion of Bond Counsel regarding such sale or disposition and provided further that upon any assignment, in whole or in part, of this Agreement, such assignment shall be in accordance with Section 8.1 hereof.
Section 3.3.    Use Of The Project. The Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to ARTICLE IX of this Agreement or ARTICLE IX of the Indenture, to interfere with the Company’s ownership of the Project or to prevent the Company from having possession, custody, use, and enjoyment of the Project.
Section 3.4.    Financing Of Additional Facilities. The Company and the Issuer hereby recognize that additional solid waste disposal facilities at the Project Site (other than the solid waste disposal facilities that constitute the Project) have in the past been and may in the future be acquired, constructed, installed, and equipped at the Project Site, and that same may be financed with proceeds of one or more series of the Issuer’s revenue bonds issued in addition to the 2018 Series A Bonds issued pursuant to the Indenture, to the extent permitted by law.

ARTICLE IV
ISSUANCE OF 2018 SERIES A BONDS; APPLICATION OF PROCEEDS

Section 4.1.    Agreement To Issue 2018 Series A Bonds; Application Of 2018 Series A Bond Proceeds. In order to provide funds to make the Loan, the Issuer will issue, sell, and deliver the 2018 Series A Bonds to the initial purchasers thereof and deposit the proceeds thereof with the Trustee into the Prior 2007 Series A Bond Fund held by the Prior 2007 Series A Trustee, for the benefit and payment of the Refunded 2007 Series A Bonds, in an amount equal to the then outstanding principal amount of the Refunded 2007 Series A Bonds.
Section 4.2.    Payment And Discharge Of Refunded 2007 Series A Bonds. The Company covenants and agrees with the Issuer that it will, on or before the Issuance Date, give irrevocable instructions to the Prior 2007 Series A Trustee to call and redeem the Refunded 2007 Series A Bonds in accordance with their terms and on or before the Issuance Date will deposit into the Prior 2007 Series A Bond Fund cash or Governmental Obligations (as defined in the 2007 Series A Indenture) sufficient on the Issuance Date, to fully defease and discharge the Refunded 2007 Series A Bonds on the Issuance Date in accordance with ARTICLE VIII of the 2007 Series A Indenture, without reference to any interest earnings to be accrued during the period from the Issuance Date to the redemption date of the Refunded 2007 Series A Bonds. Such matters shall be confirmed by issuance of an appropriate written certificate of the Prior 2007 Series A Trustee confirming defeasance and full discharge of the Refunded 2007 Series A Bonds upon the Issuance Date.
Section 4.3.    Investment Of Moneys In The Bond Fund And The Rebate Fund. Moneys held as a part of the Bond Fund or the Rebate Fund shall be invested or reinvested by the Trustee, at the written request of and as specifically directed by the Company, in one or more Permitted Investments. If the Trustee is not provided with written investment instructions, the Trustee shall hold such amounts uninvested in cash, without liability for interest. The written investment directions provided to the Trustee shall constitute a certification of the Company that such investments constitute Permitted Investments. The Trustee may make any and all such investments through its own investment department.
Any such investments shall be held by or under the control of the Trustee. All moneys invested shall be deemed at all times a part of the fund for which such investments were made. The interest accruing thereon and any profit realized from such investments shall be credited pro rata to such fund, and any loss resulting from such investments shall be charged pro rata to such fund. The Trustee shall sell and reduce to cash a sufficient amount of applicable investments whenever the cash balance in the Bond Fund is insufficient to pay the principal of, premium, if any, and interest on the 2018 Series A Bonds or any other amount payable from the Bond Fund when due or upon any required disbursement from the Rebate Fund, respectively. The Trustee will not be liable for any investment loss (including any loss upon a sale of any investment) or any fee, tax, or other charge in respect of any investments, reinvestments, or any liquidation of investments made pursuant to this Agreement or the Indenture. The Rebate Fund shall never be commingled with any other fund or account.
To the extent permitted by applicable law, the Company and the Issuer each specifically waives compliance with 12 C.F.R. § 12 and hereby notify the Trustee that no brokerage confirmations need to be sent relating to the security transactions as they occur. Notwithstanding the foregoing, to the extent the Trustee receives and invests amounts in the Bond Fund and the Rebate Fund, the Trustee shall provide the Company with periodic cash transaction statements which shall include details of all investment transactions made by the Trustee with respect to such accounts.
Section 4.4.    Special Arbitrage Certifications.
(a)    The Company covenants and agrees that it will not take or authorize or permit any action to be taken and has not taken or authorized or permitted any action to be taken which results or would result in interest paid on any of the 2018 Series A Bonds being included in gross income of any owner thereof for purposes of federal income taxation (other than an owner who is a “substantial user” of the Project or a “related person” within the meaning of Code Section 147(a)) or adversely affects the validity of the 2018 Series A Bonds.
(b)    The Company warrants, represents, and certifies to the Issuer that the proceeds of the 2018 Series A Bonds will not be used in any manner that would cause the 2018 Series A Bonds to be “arbitrage bonds” under Code Sections 103(b)(2) and 148 and other applicable sections thereof. To the best knowledge and belief of the Company, there are no facts, estimates, or circumstances that would materially change the foregoing conclusion.
(c)    The Company hereby covenants that it will at all times comply and cause the Issuer to comply with the provisions of Section 148 and other applicable sections of the Code and will restrict the use of the proceeds of the 2018 Series A Bonds, in such manner and to such extent, if any, as may be necessary, and remit Excess Earnings with respect to all of the 2018 Series A Bonds, if any, to the United States of America pursuant to Code Section 148(f)(2) and carry out such actions so that the 2018 Series A Bonds will not constitute “arbitrage bonds” under Code Sections 103(b)(2) and 148. An officer or officers of the Issuer having responsibility with respect to the issuance of the 2018 Series A Bonds is or are hereby authorized and directed to give an appropriate certificate of the Issuer, for inclusion in the transcript of proceedings for the 2018 Series A Bonds, setting forth the reasonable expectations of the Issuer regarding the amount and use of the proceeds of the 2018 Series A Bonds and the facts, estimates, and circumstances on which they are based and related matters, all as of the date of delivery of and payment for the 2018 Series A Bonds pursuant to said Code Section 148. The Company shall provide the Issuer, and the Issuer’s certificate may be expressly based on, a certificate of the Company setting forth the facts, estimates, circumstances, and reasonable expectations of the Company on the date of delivery of and payment for the 2018 Series A Bonds regarding the amount and use of the proceeds of the 2018 Series A Bonds and related matters. If any such representation of the Company relied upon by the Issuer is untrue or inaccurate and the Issuer thereby suffers costs or damages, the Company shall indemnify the Issuer for any such costs or damages.

(d)    Consistent with the foregoing, the Company covenants and certifies to the Issuer and to and for the benefit of the purchasers of the 2018 Series A Bonds, that no use will be made of the proceeds of the sale of the 2018 Series A Bonds which would cause the 2018 Series A Bonds to be classified as “arbitrage bonds” within the meaning of Code Sections 103(b)(2) and 148 and that the Company and the Issuer will, after issuance of the 2018 Series A Bonds, comply with the provisions of the Code at all times, including after the 2018 Series A Bonds are discharged, to the extent Excess Earnings with respect to the 2018 Series A Bonds are required to be rebated to the United States of America pursuant to Code Section 148(f)(2). Pursuant to such covenant, the Issuer and the Company obligate themselves throughout the term of this Agreement and thereafter not to violate the requirements of Code Section 148.
(e)    The Company warrants, represents, and certifies to the Issuer that the proceeds of the 2018 Series A Bonds will be applied and invested in compliance with the current requirements of Code Section 149(g) and that consequently the 2018 Series A Bonds will not be “hedge bonds” under such Code Section 149(g).
(f)    The Company hereby covenants and agrees that it will at all times comply with the provisions of Code Section 148, including Section 148(f) and with Section 6.06 of the Indenture. Specifically, the Company shall carry out, do, and perform all acts stipulated to be performed by the Company pursuant to Section 6.06 of the Indenture. The Company shall further undertake to assure and cause rebate payments, if any, to be calculated and made to the United States of America in accordance with Code Section 148(f)(2) from moneys on deposit in the Rebate Fund from time to time after the end of each Computation Period and following discharge of the 2018 Series A Bonds. The Company also covenants to take all necessary acts and steps as required to cause the Issuer to comply with the provisions of Sections 7.02 and 7.03 of the Indenture.
Section 4.5.    Opinion Of Bond Counsel. The Company need not comply with the covenants or representations in Section 4.4 hereof if and to the extent that the Issuer and the Company (with a copy to the Trustee) receive a Favorable Opinion of Bond Counsel regarding such noncompliance.
Section 4.6.    First Mortgage Bonds. The Company covenants and agrees with the Issuer that it will, for the purpose of providing security for the 2018 Series A Bonds, execute and deliver to the Trustee the First Mortgage Bonds in aggregate principal amount equal to the aggregate principal amount of the 2018 Series A Bonds. The First Mortgage Bonds shall mature as to principal identically as in the case of the 2018 Series A Bonds and, upon the giving of a Redemption Demand to the First Mortgage Trustee and completion of other conditions precedent set forth in the First Mortgage Indenture Supplement, shall bear interest as provided in the First Mortgage Indenture Supplement.
Upon the occurrence of an Event of Default under ARTICLE IX of this Agreement, that has resulted in a default in payment of the principal of, premium, if any, or interest on the 2018 Series A Bonds as and when the same come due, whether at maturity, redemption, acceleration, or otherwise, or a default in payment of the purchase price of any 2018 Series A Bond tendered for purchase, the acceleration of the maturity date of the 2018 Series A Bonds (to the extent not already due and payable) as a consequence of such Event of Default and the receipt by the First Mortgage Trustee of a Redemption Demand from the Trustee, the First Mortgage Bonds shall bear interest, and principal and interest thereon will be payable, in accordance with the provisions specified in the First Mortgage Indenture Supplement.
Upon payment of the principal of, premium, if any, and interest on any of the 2018 Series A Bonds, whether at maturity or before maturity by redemption or otherwise, and the surrender thereof to, and cancellation thereof by, the Trustee, or upon provision for the payment thereof having been made in accordance with the provisions of ARTICLE VIII of the Indenture, First Mortgage Bonds in an amount equal to the aggregate principal amount of the 2018 Series A Bonds so surrendered and cancelled or for the payment of which provision has been made shall be deemed fully paid and the obligations of the Company thereunder terminated and such First Mortgage Bonds shall be surrendered by the Trustee to the First Mortgage Trustee, and shall be cancelled by the First Mortgage Trustee. All of the First Mortgage Bonds shall be registered in the name of the Trustee and shall be non-transferable, except to effect transfers to any successor trustee under the Indenture.
ARTICLE V
PROVISIONS FOR PAYMENT
Section 5.1.    Loan Payments And Other Amounts Payable.
(a)    The Company hereby covenants and agrees to repay the Loan, as follows: on or before any Interest Payment Date for the 2018 Series A Bonds or any other date that any payment of interest, premium, if any, purchase price, or principal is required to be made in respect of the 2018 Series A Bonds at the times specified in accordance with the more specific provisions and requirements of the Indenture, until the principal of, premium, if any, and interest on the 2018 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, it will pay to the Trustee, for disbursement by the Trustee, as Paying Agent, or for disbursement by any Paying Agent such sums which will enable the Paying Agent to pay the amounts payable on such date, in immediately available funds, as principal of (whether at purchase, maturity, or upon redemption, acceleration, or otherwise), premium, if any, and interest on the 2018 Series A Bonds as provided in the Indenture; provided that such payments by the Company to enable the Tender Agent to pay the purchase price of 2018 Series A Bonds shall be made within the times required by Section 3.06 of the Indenture. It is understood and agreed that all payments payable by the Company under this Section 5.1(a) are assigned by the Issuer to the Trustee, the Paying Agent, and the Tender Agent, as applicable, for the benefit of the Holders. The Company assents to such assignment. The Issuer hereby directs the Company and the Company hereby agrees to pay to the Trustee or the Paying Agent or the Tender Agent, as appropriate, at the Designated Office of the Trustee or the Paying Agent or the Tender Agent, as appropriate, all payments payable by the Company pursuant to this Section 5.1(a).
(b)    The Company will also pay the reasonable expenses of the Issuer related to the issuance of the 2018 Series A Bonds and incurred upon the request of the Company.
(c)    The Company will also pay the agreed upon fees and expenses of the Trustee (including those referred to in Section 10.02 of the Indenture), the Bond Registrar, the Tender Agent, and the Paying Agent under the Indenture and all other amounts which may be payable to the Trustee, the Bond Registrar, the Paying Agent, and the Tender Agent, as applicable from time to time, under the Indenture, such amounts to be paid directly to the Trustee, the Bond Registrar, the Paying Agent, and the Tender Agent for their respective own accounts as and when such amounts become due and payable.
(d)    The Company further agrees to hold harmless the Trustee, the Bond Registrar, and the Paying Agent against any loss, liability, or expense, including reasonable attorneys’ fees and expenses, incurred by it without negligence or bad faith on its part in connection with the issuance of the 2018 Series A Bonds or the acceptance or administration of the trusts under the Indenture, including the costs of defending itself against any claim or liability in connection therewith.
(e)    The Company covenants, for the benefit of the Holders, if applicable, to pay or cause to be paid, to the Tender Agent for deposit in the Purchase Fund, such amounts as shall be necessary to enable the Tender Agent to pay the Purchase Price of 2018 Series A Bonds delivered to it for purchase, all as more particularly described in Sections 3.04 and 3.06 of the Indenture, and, in that regard, it will maintain an account with the Tender Agent and will pay in immediately available funds, a sum which will enable the Tender Agent to pay the purchase price of 2018 Series A Bonds delivered to it for purchase, as provided in the Indenture.
(f)    If the Company should fail to make any of the payments required in this Section 5.1, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due to the date of payment.
Section 5.2.    Payments Assigned. As set forth in Section 5.1 hereof, it is understood and agreed that this Agreement and all payments made by the Company pursuant to this Agreement (except payments pursuant to Section 5.1(b) and (c) hereof or pursuant to Section 8.2 hereof) are assigned by the Issuer to the Trustee. The Company assents to such assignment and hereby agrees that, as to the Trustee, the Paying Agent, and the Tender Agent, as applicable from time to time, its obligation to make such payments shall be absolute, irrevocable, and unconditional and shall not be subject to cancellation, termination, or abatement or to any defense or any right of set-off, counterclaim, or recoupment arising out of any breach by any party, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing by any party. Except as provided above, the Issuer hereby directs the Company and the Company hereby agrees to pay directly to the Trustee, the Paying Agent, the Bond Registrar, the Tender Agent, and the Issuer, as appropriate, all said payments payable by the Company pursuant to Section 5.1 hereof.
Section 5.3.    Taxes And Other Governmental Charges. The Company agrees to pay during the term of this Agreement, as the same respectively become due, all taxes, assessments, and other governmental charges of any kind whatsoever that may at any time be lawfully assessed, levied, or charged against or with respect to the Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as may have become due and provided further that nothing herein shall be construed as obligating the Company to pay taxes on any interest or principal on the 2018 Series A Bonds disbursed to the Holders.
The Company may, at its expense and in its own name, in good faith contest any such taxes, assessments, and other governmental charges and, upon any such contest, may permit the taxes, assessments, or other governmental charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless, in the opinion of its counsel, by nonpayment of any such items the security provided pursuant to the provisions of the Indenture will be materially endangered, in which event such taxes, charges for payments in lieu of taxes, assessments, or other governmental charges shall be paid forthwith. The Issuer will cooperate fully with the Company in any such contest. If the Company shall fail to pay any of the foregoing items required by this Section 5.3 to be paid by the Company, the Issuer or the Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by the Issuer or the Trustee shall become an additional obligation of the Company to the one making the advancement, which amounts, together with interest thereon the Company agrees to pay at a rate which shall be one percent above the lowest minimum lending rate publicly quoted at such time as being charged by any commercial bank which is a member of the New York Clearing House on 90-day commercial loans to its prime commercial borrowers or the maximum rate permitted by law, whichever is lesser, until paid; but no such advancement shall operate to relieve the Company from any default hereunder. The Company may at its expense and in its own name and behalf apply for any tax exemption or exemption from payments in lieu of taxes allowed by the Commonwealth of Kentucky, or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant any such tax exemption or exemption from payments in lieu of taxes.
Section 5.4.    Obligations Of The Company Unconditional. The obligation of the Company to make the payments pursuant to this Agreement and to make any payments required in respect of the Rebate Fund as provided in Section 6.06 of the Indenture shall be absolute and unconditional. Until such time as the principal of, premium, if any, and interest on the 2018 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (a) will not suspend or discontinue any payments pursuant to this Agreement; and (b) except as provided in ARTICLE X hereof, will not terminate this Agreement for any cause including failure of title to the Project or any part thereof, any acts or circumstances that may constitute failure of consideration, destruction of, or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Kentucky or any political subdivision thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability, or obligation arising out of or connected with this Agreement. Nothing contained in this Section 5.4 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and if the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action shall be in accordance with the agreements on the part of the Company contained in the preceding sentence. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy, and use of the Project, and in such event the Issuer hereby agrees to cooperate fully with the Company.
Section 5.5.    Rebate Fund. The Company agrees to make all payments to the Trustee and rebate all amounts to the United States of America as are required of it under the Code and the Indenture. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.
Section 5.6.    Redemption Of The 2018 Series A Bonds In Advance of Scheduled Maturity. Under the terms of the Indenture, the 2018 Series A Bonds are and will be subject to redemption before their scheduled maturity. The Issuer and the Company agree that, if and when the Company shall direct the Trustee to redeem and call 2018 Series A Bonds, it shall do so on behalf of the Issuer.
Section 5.7.    Cancellation Of 2018 Series A Bonds. The cancellation by the Bond Registrar of any 2018 Series A Bond or Bonds purchased by the Company and delivered to the Bond Registrar for cancellation or of any 2018 Series A Bond or Bonds redeemed or purchased by the Issuer through funds other than funds received as Loan payments hereunder shall constitute a Loan payment equal to the principal amount of the 2018 Series A Bond or Bonds so cancelled.
ARTICLE VI
MAINTENANCE; DAMAGE, DESTRUCTION, AND
CONDEMNATION; USE OF NET PROCEEDS; INSURANCE

Section 6.1.    Maintenance. So long as any 2018 Series A Bond is Outstanding, the Company will maintain, preserve, and keep the Project, or cause the Project to be maintained, preserved, and kept, in good repair, working order, and condition and will from time to time make or cause to be made all proper repairs, replacements, and renewals necessary to continue to constitute the Project as Environmental Facilities; provided, however, that the Company will have no obligation to maintain, preserve, keep, repair, replace, or renew any element or portion of the Project (a) the maintenance, preservation, keeping, repair, replacement, or renewal of which becomes uneconomical to the Company because of damage or destruction by a cause not within the control of the Company, or condemnation of all or substantially all of the Project or the generating facilities to which the element or unit of the Project is an adjunct, or obsolescence (including economic obsolescence), or change in government standards and regulations, or the termination by the Company of the operation of the generating facilities to which the element or unit of the Project is an adjunct, and (b) with respect to which the Company has furnished to the Issuer and the Trustee a certificate executed by the Company Representative certifying that the maintenance, preservation, keeping, repair, replacement, or renewal of such element or unit of the Project is being discontinued for one of the foregoing reasons, which shall be stated therein, and that the discontinuance of such element or unit will not adversely affect the exclusion of interest on any of the 2018 Series A Bonds from gross income for federal income tax purposes under Code Section 103(a).
The Company shall have the privilege at its own expense of remodeling the Project or making substitutions, modifications, and improvements to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications, and improvements shall be included under the terms of this Agreement as part of the Project;

provided, however, that the Company shall take no actions which will change or alter the basic nature of the Project as Environmental Facilities.
If, before full payment of all 2018 Series A Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Company, or the First Mortgage Trustee receives Net Proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 10.1(b) or (c) hereof) shall, subject to compliance with the terms of the First Mortgage Indenture, either (i) cause such Net Proceeds to be used to repair, reconstruct, restore, or improve the Project; (ii) take any action, including causing the redemption of the 2018 Series A Bonds, in whole or in part, on any date which is a Business Day, which, in the opinion of Bond Counsel, will not adversely affect the exclusion of interest on any of the 2018 Series A Bonds from gross income for federal income tax purposes under Code Section 103(a) provided that if a Credit Facility is then in effect with respect to the 2018 Series A Bonds, the Company shall reimburse the applicable Credit Facility Issuer for drawings under such Credit Facility for such redemption; provided further that if the 2018 Series A Bonds bear interest at the Flexible Rate or the Semi-Annual Rate, such redemption must occur on a date on which the 2018 Series A Bonds are otherwise subject to optional redemption.
Section 6.2.    Insurance. The Company agrees to insure the Project at all times in accordance with the First Mortgage Indenture.
ARTICLE VII
SPECIAL COVENANTS
Section 7.1.    No Warranty Of Condition Or Suitability By The Issuer. The Issuer makes no warranty, either express or implied, as to the Project or that it will be suitable for the Company’s purposes or needs.
Section 7.2.    The Company To Maintain Its Corporate Existence; Conditions Under Which Exceptions Are Permitted. The Company agrees that during the term of this Agreement it will maintain its existence and good standing, will continue to be a corporate entity organized under the laws of the Commonwealths of Kentucky and Virginia or qualified and admitted to do business in the Commonwealths of Kentucky and Virginia, and will neither dispose of all or substantially all of its assets nor consolidate with nor merge into another entity unless the acquirer of its assets or the entity with which it shall consolidate or into which it shall merge, (a) shall be a corporation or other business organization organized and existing under the laws of the United States or one of the states of the United States of America or the District of Columbia; (b) shall be qualified and admitted to do business in the Commonwealth of Kentucky; (c) shall assume in writing all of the obligations and covenants of the Company herein; and (d) shall deliver a copy of such assumption to the Issuer and the Trustee.
Section 7.3.    Financial Statements. The Company agrees to furnish the Trustee (within 120 days after the close of each fiscal year) with an audited balance sheet and statements of income,

retained earnings, and changes in cash flows showing the financial condition of the Company and its consolidated subsidiary or subsidiaries, if any, at the close of such fiscal year and the results of operations of the Company and its consolidated subsidiary or subsidiaries, if any, for such fiscal year, accompanied by an opinion of its regular independent certified public accountants that such statements fairly represent the financial condition of the Company in accordance with generally accepted accounting principles. The requirements of this Section 7.3 shall be satisfied by the submission to the Trustee of the Company’s annual report on Form 10-K. The information so provided to the Trustee shall be kept in its files and is not required to be distributed to any Holder or other Person. Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on certifications of the Company).
Section 7.4.    Further Assurances And Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.
Section 7.5.    The Issuer Representative. Whenever under the provisions of this Agreement the approval of the Issuer is required or the Issuer is required to take some action at the request of the Company, such approval shall be made or such action shall be taken by the Issuer Representative and the Company or the Trustee shall be authorized to act on any such approval or action, and the Issuer shall have no redress against the Company or the Trustee as a result of any such action taken.
Section 7.6.    The Company Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval shall be made or such action shall be taken by the Company Representative and the Issuer or the Trustee shall be authorized to act on any such approval or action and the Company shall have no redress against the Issuer or the Trustee as a result of any such action taken.
Section 7.7.    Financing Statements. The Company shall, to the extent required by law, file and record, refile and rerecord, or cause to be filed and recorded, refiled and rerecorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action. Concurrently with the execution and delivery of the 2018 Series A Bonds, the Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either: (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices, and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the Commonwealth of Kentucky; or (ii) no such action is necessary to so perfect such liens; and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture, which filings the Company agrees to undertake.
Section 7.8.    The Company’s Performance Under Indenture. The Company agrees, for the benefit of Holders to do and perform all acts and things contemplated in the Indenture to be done and performed by it.
ARTICLE VIII
ASSIGNMENT; INDEMNIFICATION; REDEMPTION
Section 8.1.    Assignment. This Agreement may be assigned by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:
(a)    No assignment (other than pursuant to Section 7.2 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and upon any such assignment the Company shall remain primarily liable for payments of the amounts specified in Section 5.1 hereof and for performance and observance of the other covenants or agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made;
(b)    The assignee shall assume the obligations of the Company hereunder to the extent of the interest assigned;
(c)    The Company shall, within 30 days after the delivery thereof, furnish or cause to be furnished to the Issuer and to the Trustee a true and complete copy of each such assignment and assumption of obligation; and
(d)    Before such assignment, the Company shall have obtained a Favorable Opinion of Bond Counsel regarding the assignment.
Section 8.2.    Release And Indemnification Covenants. The Company releases the Issuer from and covenants and agrees that the Issuer shall not be liable for, and agrees to indemnify and hold the Issuer harmless against, any expense or liability incurred by the Issuer, including attorneys’ fees, resulting from any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the Project or from any action commenced in connection with the financing thereof. If any such claim is asserted, the Issuer agrees to give prompt notice to the Company and the Company will assume the defense thereof, with full power to litigate, compromise, or settle the same in its sole discretion, it being understood that the Issuer will not settle or consent to the settlement of the same without the consent of the Company.
Section 8.3.    Assignment Of Interest In Agreement By The Issuer. Any assignment by the Issuer to the Trustee pursuant to the Indenture or this Agreement of any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 8.4.    Redemption Of 2018 Series A Bonds. Upon the agreement of the Company to deposit moneys in the Bond Fund in an amount sufficient to redeem 2018 Series A Bonds subject to redemption, the Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the 2018 Series A Bonds outstanding, as may be specified by the Company, on the redemption date specified by the Company.
Section 8.5.    Reference To 2018 Series A Bonds Ineffective After 2018 Series A Bonds Paid. Upon payment in full of the 2018 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all amounts required to be paid to the United States of America via the Trustee pursuant to Section 5.5 hereof and payment of all fees and charges of the Trustee (including reasonable attorneys’ fees and expenses), the Bond Registrar, the Authenticating Agent, and any Paying Agent, all references in this Agreement to the 2018 Series A Bonds, the First Mortgage Bonds, and the Trustee shall be ineffective and neither the Trustee nor the Holders thereafter have any rights hereunder except as set forth in Section 11.1 hereof.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
Section 9.1.    Events Of Default Defined. The following shall be “Events of Default” under this Agreement and the term “Events of Default” shall mean, whenever it is used in this Agreement, one or more of the following events:
(a)    Failure by the Company to pay any amount required to be paid under subsections (a) and (e) of Section 5.1 hereof which results in failure to pay principal of, premium, or interest on or the purchase price of the 2018 Series A Bonds, and such failure shall cause an Event of Default under the Indenture.
(b)    Failure by the Company to observe and perform any covenant, condition, or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section 9.1, for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time before its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if such failure is capable of being cured and corrective action is instituted by the Company within the applicable period and is being diligently pursued.
(c)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (1) relief in respect of the Company, or of a substantial part of the property or assets of the Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law; (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Company or for a substantial part of the property or assets of the Company; or (3) the winding-up or liquidation of the Company; and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.
(d)    The Company shall: (1) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law; (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 9.1(c) above; (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Company or for a substantial part of the property or assets of the Company; (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (5) make a general assignment for the benefit of creditors; (6) become unable, admit in writing its inability, or fail generally to pay its debts as they become due; or (7) take any action for the purpose of effecting any of the foregoing.
(e)    All bonds outstanding under the First Mortgage Indenture shall, if not already due, have become immediately due and payable, whether by declaration of the First Mortgage Trustee or otherwise, and such acceleration shall not have been rescinded or annulled by the First Mortgage Trustee.
(f)    The occurrence of an Event of Default under the Indenture.
The provisions of Section 9.1(b) hereof are subject to the following limitations: If by reason of force majeure the Company is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of the Company contained in Section 2.2(j), Section 2.2(k), Section 4.2, Section 4.4, Section 4.6, or Section 7.2 or ARTICLE V hereof and the general covenant and obligation of the Company to take all necessary actions for the continued exclusion of interest on the 2018 Series A Bonds from gross income for federal and Kentucky income taxes, the Company shall not be deemed in default during the continuance of such inability. The term “force majeure” as used herein shall mean any cause or event not reasonably within the control of the Company, including acts of God; strikes; wars or national police actions, lockouts or other industrial disturbances; acts of public enemies, including terrorists; orders of any kind of the government of the United States or of the Commonwealth of Kentucky or any of their departments, agencies, or officials, or any civil or military authority; evacuations and quarantines; insurrections; riots; epidemics; plague; famine; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; typhoons; cyclones; volcanic eruptions; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery and transmission lines or pipes; or partial or entire failure of utility services. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts, and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts, and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 9.2.    Remedies On Default. Whenever any Event of Default referred to in Section 9.1 hereof shall have happened and be continuing, the Trustee may take any one or more of the following remedial steps:
(a)    By written notice to the Company, the Trustee, on behalf of the Issuer, may declare an amount equal to the principal and accrued interest on the 2018 Series A Bonds then Outstanding to be immediately due and payable under this Agreement, whereupon the same shall become immediately due and payable.
(b)    The Trustee, on behalf of the Issuer, may have access to and inspect, examine, and make copies of the books and records and any and all accounts, data, and income tax and other tax returns of the Company.
(c)    The Trustee, on behalf of the Issuer, may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant of the Company under this Agreement, including any remedies available in respect of the First Mortgage Bonds.
In case there shall be pending a proceeding of the nature described in Section 9.1(c) or (d) hereof, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including a receiver, trustee, or liquidator) of the Company appointed in connection with such proceedings is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses incurred by it up to the date of such distribution.
Any amounts collected pursuant to action taken under this Section 9.2 (other than the compensation and expenses referred to in the immediately prior sentence) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the 2018 Series A Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all reasonable and necessary fees and expenses of the Trustee and any paying agents accrued and to accrue through final payment of the 2018 Series A Bonds, and all other liabilities of the Company accrued and to accrue hereunder or under the Indenture through final payment of the 2018 Series A Bonds have been paid, such amounts so collected shall be paid to the Company.
Section 9.3.    No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this ARTICLE IX, it shall not be necessary to give any notice other than such notice as may be herein expressly required. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the Holders, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.
Section 9.4.    Agreement To Pay Reasonable Attorneys’ Fees And Expenses. If the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.
Section 9.5.    Waiver Of Events Of Default. If, after the acceleration of the maturity of the outstanding 2018 Series A Bonds by the Trustee pursuant to the Indenture, and before any judgment or decree for the appointment of a receiver or for the payment of the moneys due shall have been obtained or entered, the Company shall cause to be deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all 2018 Series A Bonds and the principal of, and premium, if any, on any and all 2018 Series A Bonds which shall have become due otherwise than by reason of such declaration (with interest upon such principal and premium, if any, and overdue installments of interest, at the rate per annum which is one percent above the highest rate borne by any 2018 Series A Bond, until paid), and such amounts as shall be sufficient to cover all expenses of the Trustee in connection with such default, and all defaults under the Indenture and this Agreement, other than nonpayment of principal of 2018 Series A Bonds which shall have become due by said declaration, shall have been remedied, and such Event of Default under the Indenture shall be deemed waived by the Trustee in accordance with Section 9.11 of the Indenture with the consequence that under the Indenture such acceleration is rescinded, then the Company’s default hereunder shall be deemed to have been waived by the Issuer and no further action or consent by the Trustee or the Issuer shall be required. If any agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE X
PREPAYMENT OF LOAN
Section 10.1.    Options To Prepay Loan. The Company shall have, and is hereby granted, options to prepay the Loan in whole and to cancel or terminate this Agreement on any Business Day at any time the Company so elects, if certain events shall have occurred within the 180 days preceding the giving of written notice by the Company to the Trustee of such election, as follows:

(a)    If in the judgment of the Company, unreasonable burdens or excessive liabilities shall have been imposed after the issuance of the 2018 Series A Bonds upon the Company with respect to the Project or the operation thereof, including without limitation federal, state, or other ad valorem, property, income, or other taxes not imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project;
(b)    If the Project or a portion thereof or other property of the Company in connection with which the Project is used shall have been damaged or destroyed to such an extent so as, in the judgment of the Company, to render the Project or other property of the Company in connection with which the Project is used unsatisfactory to the Company for its intended use and such condition shall continue for a period of six months;
(c)    There shall have occurred condemnation of all or substantially all of the Project or the taking by eminent domain of such use or control of the Project or other property of the Company in connection with which the Project is used so as, in the judgment of the Company, to render the Project or other property of the Company in connection with which the Project is used unsatisfactory to the Company for its intended use;
(d)    If changes, which the Company cannot reasonably control, in the economic availability of materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of the Ghent Generating Station of the Company shall have occurred which, in the judgment of the Company, render the continued operation of the Ghent Generating Station or any generating unit at such station uneconomical; or changes in circumstances, after the issuance of the 2018 Series A Bonds including but not limited to changes in solid waste disposal requirements, shall have occurred such that the Company shall determine that use of the Project is no longer required or desirable;
(e)    If this Agreement shall become void or unenforceable or impossible of performance by reason of any changes in the Constitution of the Commonwealth of Kentucky or the Constitution of the United States of America or by reason of legislative or administrative action, whether state or federal, or any final decree, judgment, or order of any court or administrative body, whether state or federal; or
(f)    A final order or decree of any court or administrative body after the issuance of the 2018 Series A Bonds shall require the Company to cease a substantial part of its operations at the Ghent Generating Station to such extent that the Company will be prevented from carrying on its normal operations at such location for a period of six months.
In the case of prepayment pursuant to this Section 10.1 (or if any 2018 Series A Bonds be redeemed in whole or in part pursuant to Section 6.1 hereof), the Loan prepayment price shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem all 2018 Series A Bonds then outstanding (or, in the case any 2018 Series A Bonds are redeemed in part pursuant to Section 6.1 hereof, such portion of the 2018 Series A Bonds then outstanding) under the Indenture at a price equal to 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2018 Series A Bonds and to pay all reasonable and necessary fees and expenses of the Trustee and any Paying Agents and all other liabilities of the Company accrued and to accrue hereunder to the date of redemption of the 2018 Series A Bonds. In order to exercise any option to prepay the Loan and to cancel or terminate this Agreement by reason of the occurrence of any of the events mentioned in (a) through (f) above, the Company is required to give written notice to the Trustee of its election to prepay the Loan within 180 days of the occurrence of any of the events mentioned in (a) through (f) above.
Section 10.2.    Additional Option To Prepay Loan. The Company shall have, and is hereby granted, further options, to the extent that the 2018 Series A Bonds are, from time to time, subject to optional redemption, during any period of optional redemption, to prepay all, or any portion, of the relevant and applicable Loan payments due or to become due hereunder by depositing with the Trustee moneys sufficient to pay, together with other funds deposited with the Trustee and available for such purpose, the principal of and applicable premium, if any, and accrued interest, through the date of redemption (which must be a Business Day), on all or any portion of the 2018 Series A Bonds then outstanding under the Indenture and, upon depositing with the Trustee moneys sufficient to pay the principal, applicable premium, if any, and accrued interest, through the date of redemption, on all 2018 Series A Bonds then outstanding under the Indenture, as well as all reasonable and necessary expenses of the Trustee and any Paying Agents and all other liabilities of the Company accrued and to accrue hereunder, to cancel or terminate the term of this Agreement.
Section 10.3.    Obligations To Prepay Loan.
(a)    Mandatory Redemption Upon Determination Of Taxability. The Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, before the required full payment of the 2018 Series A Bonds (or before making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by the Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability. The Issuer and the Company shall take all actions required to mandatorily redeem the 2018 Series A Bonds at the cost of the Company upon the terms specified in this Agreement and in ARTICLE IV of the Indenture following the occurrence of a Determination of Taxability, including prepaying appropriate amounts due on the 2018 Series A Bonds in order to effect such redemption. The 2018 Series A Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability. For purposes of this Section 10.3, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2018 Series A Bond or from the Company or the Issuer of: (1) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists; or (2) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2018 Series A Bonds, the interest on the 2018 Series A Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of Code Section 147; provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2018 Series A Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2018 Series A Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof; and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense; or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal, or rehearing of such decree, judgment, or action which the Company determines to be appropriate. No Determination of Taxability described above will result from the inclusion of interest on any 2018 Series A Bond in the computation of minimum or indirect taxes. All of the 2018 Series A Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2018 Series A Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2018 Series A Bonds outstanding after the redemption would not be so included in any such gross income.
If the Issuer, the Company, or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit, or other proceedings relating to the 2018 Series A Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.
Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section 10.3(a), the Company shall give notice thereof to the Trustee and the Issuer.
(b)    In the case of the mandatory obligation of the Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, pursuant to Section 10.3(a) hereof, the Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in Section 10.3(a) hereof and to provide to the Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2018 Series A Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2018 Series A Bonds and to pay all reasonable and necessary fees and expenses of the Trustee and any paying agents and all other liabilities of the Company accrued and to accrue hereunder to the date of redemption of the 2018 Series A Bonds.
(c)    If a Determination of Taxability occurs when all or any portion of the 2018 Series A Bonds are owned by any Purchaser, the Company hereby agrees to pay to such Purchaser, in addition to the redemption price of the 2018 Series A Bonds owned by such Purchaser, the following additional amounts:

(1)    an additional amount equal to the difference between (A) the amount of interest paid on the 2018 Series A Bonds during the Taxable Period and (B) the amount of interest that would have been paid on the 2018 Series A Bonds during the Taxable Period had the 2018 Series A Bonds borne interest at the Taxable Rate; and
(2)    an amount equal to any interest, penalties on overdue interest, and additions to tax (as referred to in Subchapter A of Chapter 68 of the Code) owed by such Purchaser as a result of an occurrence of a Determination of Taxability.
Section 10.4.    Notice Of Prepayment; Redemption Procedures. It is understood and agreed by the parties hereto that in order to exercise an option granted in, or to consummate a mandatory prepayment required by, this ARTICLE X, the Company shall give written notice to the Issuer and the Trustee which notice shall (a) contain the agreement of the Company to deposit moneys in the Bond Fund on or before the redemption date in an amount sufficient to redeem a principal amount of the 2018 Series A Bonds equal to the amount of the prepayment, including, in the case of a prepayment under Section 10.2 hereof, any applicable redemption premium in respect of such 2018 Series A Bonds, and any other amounts required under this Agreement; (b) specify the prepayment date (which must be a Business Day and which shall also be the redemption date); and (c) comply with Section 4.07 of the Indenture regarding the number of days’ notice the Company is required to give the Issuer and the Trustee for the redemption of 2018 Series A Bonds bearing interest in the then applicable Interest Rate Mode.
Section 10.5.    Relative Position Of This Article And Indenture. The rights and options granted to the Company in this ARTICLE X, except the option granted to the Company pursuant to Section 10.2 to prepay less than all of the Loan payments, shall be and remain prior and superior to the Indenture and may be exercised whether or not the Company is otherwise in default hereunder; provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.
Section 10.6.    Concurrent Discharge Of First Mortgage Bonds. If any 2018 Series A Bond shall be paid and discharged pursuant to any provision of this Agreement, so that the 2018 Series A Bond is not thereafter Outstanding, a like principal amount of First Mortgage Bonds shall be deemed fully paid and the obligations of the Company thereunder terminated. Thereupon, the Trustee shall deliver to the First Mortgage Trustee such like principal amount of First Mortgage Bonds for cancellation pursuant to Section 2.22 of the Indenture.
ARTICLE XI
MISCELLANEOUS
Section 11.1.    Term Of Agreement. This Agreement shall remain in full force and effect from the date hereof to and including the later of the Maturity Date, or until such earlier or later time as all of the 2018 Series A Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture); provided, however, that this Agreement may be cancelled and terminated before said date if the Company shall prepay all of the Loan pursuant to ARTICLE X hereof; and provided further, however, that all obligations of the Company under ARTICLE V and Section 8.2 hereof: (a) to pay the agreed fees and expenses of the Trustee, the Tender Agent, the Bond Registrar,

and any Paying Agent; and (b) to pay any amount required by Section 5.5 hereof shall continue in effect even though 2018 Series A Bonds may no longer be outstanding and this Agreement may otherwise be terminated. All representations and certifications by the Company as to all matters affecting the tax-exempt status of interest on the 2018 Series A Bonds shall be for the equal and ratable benefit, protection, and security of the Holders of the 2018 Series A Bonds and shall survive the termination of this Agreement and all obligations of the Company contained herein relating to indemnification of the Issuer, the Trustee, the Bond Registrar, the Authenticating Agent, the Tender Agent, and any Paying Agent shall survive the termination of this Agreement.
Section 11.2.    Notices. All notices, certificates, or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

To the Issuer:	County of Carroll, Kentucky 440 Main Street Carrollton, Kentucky 41008 Attention: County Judge/Executive Telephone: (502) 732-7000 Facsimile: (502) 732-7023 Email: blwestrick@carrollcountygov.us
To the Trustee:	U.S. Bank National Association One Financial Square Louisville, Kentucky 40202 Attention: Corporate Trust Department Telephone: (502) 562-6259 Facsimile: (502) 562-6371 Email: amy.anders@usbank.com
To the Company:	Kentucky Utilities Company 220 West Main Street Louisville, Kentucky 40202 Attention: Treasurer Telephone: (502) 627-4956 Facsimile: (502) 627-4742 Email: Dan.Arbough@lge-ku.com
With a Copy to:	LG&E and KU Energy LLC 220 West Main Street Louisville, Kentucky 40202 Attention: Treasurer Telephone: (502) 627-4956 Facsimile: (502) 627-4742 Email: Dan.Arbough@lge-ku.com

If to First Mortgage Trustee:
The Bank of New York Mellon
500 Ross Street, 12th Floor
Pittsburgh, Pennsylvania 15262
Attn: Corporate Trust Administration
Telephone: (412) 236-1215
Facsimile: (412) 234-8377
Email: leslie.lockhart@bnymellon.com

If to the Tender Agent:	U.S. Bank National Association One Financial Square Louisville, Kentucky 40202 Attention: Corporate Trust Department Telephone: (502) 562-6259 Facsimile: (502) 562-6371 Email: amy.anders@usbank.com
If to the Paying Agent:	U.S. Bank National Association One Financial Square Louisville, Kentucky 40202 Attention: Corporate Trust Department Telephone: (502) 562-6259 Facsimile: (502) 562-6371 Email: amy.anders@usbank.com
If to the Bond Registrar:	U.S. Bank National Association One Financial Square Louisville, Kentucky 40202 Attention: Corporate Trust Department Telephone: (502) 562-6259 Facsimile: (502) 562-6371 Email: amy.anders@usbank.com

A duplicate copy of each notice, certificate, or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company, and the Trustee may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates, or other communications shall be sent.
Section 11.3.    Binding Effect; Bond Counsel Opinions. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, and their respective successors and assigns, subject, however, to the limitations contained in Section 7.2, Section 8.1, and Section 8.3 hereof.
Section 11.4.    Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
Section 11.5.    Amounts Remaining In Bond Fund And Rebate Fund. It is agreed by the parties hereto that any amounts remaining in the Bond Fund upon expiration or sooner termination of the term of this Agreement, as provided in this Agreement, after payment in full of the 2018 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of the Trustee (including reasonable attorneys’ fees and expenses) and any Paying Agent in accordance with the Indenture and the payment in full of all other amounts required to be paid under this Agreement or the Indenture, shall belong to and be paid to the Company by the Trustee. Any amounts remaining in the Rebate Fund at such time shall be held, applied, and disbursed strictly and only in accordance with the provisions of Section 6.06 of the Indenture. Following the payment and discharge of the Refunded 2007 Series A Bonds on their redemption date and the making of provision for payment of the Refunded 2007 Series A Bonds not presented for payment, any remaining moneys in the Prior 2007 Series A Bond Fund shall belong to and be paid to Company by the Prior 2007 Series A Trustee.
Section 11.6.    Amendments, Changes, And Modifications. After the issuance of the 2018 Series A Bonds and before payment in full of all 2018 Series A Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered, or terminated, and no provision hereof waived, without the written consent of the Trustee, given in accordance with the Indenture.
Section 11.7.    Execution In Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 11.8.    Applicable Law. This Agreement shall be construed, and the obligations, rights, and remedies of the parties under this Agreement are to be determined, in accordance with the laws of the Commonwealth of Kentucky without regard to conflicts of laws principles, except to the extent that the laws of the United States of America may prevail.
Section 11.9.    Interpretation. The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or sections of this Agreement. The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement. Unless otherwise noted, all Section and Article references are to sections and articles in this Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”
Section 11.10.    No Pecuniary Liability Of The Issuer. No provision, covenant, or agreement contained in this Agreement or breach thereof shall constitute or give rise to a pecuniary liability of the Issuer or a charge upon its general credit or taxing powers. In making such covenants, agreements, or provisions, the Issuer has not obligated itself, except with respect to the Project and the application of the revenues of this Agreement, as hereinabove provided.

Section 11.11.    Payments Due On Other Than Business Days. Except as provided in Section 15.05 of the Indenture, if the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, shall not be on a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided in this Agreement, and if done on such succeeding Business Day no interest with respect to such payment shall accrue for the period after such nominal date.
(Signature page to follow)
[SIGNATURE PAGE TO LOAN AGREEMENT]
IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first written above.

(SEAL)	COUNTY OF CARROLL, KENTUCKY By /s/ Bobby Lee Westrick
Bobby Lee Westrick County Judge/Executive
Attest: /s/ Traci Courtney
Fiscal Court Clerk

(SEAL)	KENTUCKY UTILITIES COMPANY By /s/ Daniel K. Arbough Daniel K. Arbough Treasurer

Attest: /s/ John R. Crockett III John R. Crockett III Secretary

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF CARROLL	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 25th day of July, 2018, the foregoing instrument was produced to me in said County by Bobby Lee Westrick and Traci Courtney, personally known to me and personally known by me to be the County Judge/Executive and the Fiscal Court Clerk, respectively, of the COUNTY OF CARROLL, KENTUCKY, and acknowledged before me by them and each of them to be their free act and deed as County Judge/Executive and Fiscal Court Clerk of such County, and the act and deed of said County as authorized by an Ordinance of the Fiscal Court of such County.
Witness my hand and seal this 25th day of July, 2018. My commission expires February 18, 2022.
(Seal)
/s/ Mark S. Franklin
Notary Public
State at Large, Kentucky

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF JEFFERSON	)
I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 24th day of August, 2018, the foregoing instrument was produced to me in said County by Daniel K. Arbough and John R. Crocket III, personally known to me and personally known by me to be the Treasurer and the Secretary, respectively, of KENTUCKY UTILITIES COMPANY, a corporation incorporated under the laws of the Commonwealth of Kentucky, who being by me duly sworn, did say that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said respective persons acknowledged before me said instrument to be the free act and deed of said corporation and to be their free act and deed as such officers of such corporation.
Witness my hand and seal this 24th day of August, 2018. My commission expires 6/21/2022.
(Seal)
/s/ Betty L. Brinly
Notary Public
State at Large, Kentucky
This Instrument Prepared by:

STOLL KEENON OGDEN PLLC
2000 PNC Plaza
500 West Jefferson Street
Louisville, Kentucky 40202

 /s/ Mark S. Franklin
Mark S. Franklin

EXHIBIT A

DESCRIPTION OF PROJECT

[See attachment]

FINAL REPORT

Tax-Exempt Analysis Report

Kentucky Utilities Company Ghent Generating Station Unit No. 1 Collection, Storage, Treatment, and Disposal of Solid Wastes
Revision 0
MAY 18, 2007

R. W. BECK

TAX-EXEMPT ANALYSIS REPORT

Table of Contents

SECTION 1 INTRODUCTION
1.1 Purpose	1-1
1.2 Project Overview	1-2
SECTION 2 TAX-EXEMPT ANALYSIS
2.1 Analysis	2-1
2.2 FGD Scrubber Vessel and Associated Equipment	2-5
2.3 FGD System Support Equipment	2-6
2.4 Construction Costs	2-6
2.5 Additional Project Costs	2-7
SECTION 3 CONSIDERATIONS AND ASSUMPTIONS
SECTION 4 OPINIONS
EXHIBIT 1 COST INFORMATION PROVIDED BY KU

This report has been prepared for the use of the client for the specific purposes identified in the report. The conclusions, observations and recommendations contained herein attributed to R. W. Beck, Inc. (R. W. Beck) constitute the opinions of R. W. Beck. To the extent that statements, information and opinions provided by the client or others have been used in the preparation of this report, R. W. Beck has relied upon the same to be accurate, and for which no assurances are intended and no representations or warranties are made. R. W. Beck makes no certification and gives no assurances except as explicitly set forth in this report.
Copyright 2007, R. W. Beck, Inc.
All rights reserved.

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Section 1
INTRODUCTION

1.1 Purpose
R. W. Beck, Inc. (R. W. Beck) was retained by Lehman Brothers, Inc. (the Client) and Kentucky Utilities Company (the Sponsor); pursuant to a Professional Services Agreement (the PSA) dated April 27, 2007. Under the PSA, R. W. Beck undertook an independent engineering review of the Sponsor’s proposed solid waste collection, storage, treatment, and disposal facilities, for the collection, control and disposal of solid wastes created at the Ghent Generating Station Unit 1 (the Project), which is now under construction, by operation of flue gas desulphurization (FGD) facilities serving the Unit 1 generating unit in order to provide an analysis regarding the type or classification of equipment and systems within the Project which qualify for the solid waste disposal facilities designation for tax exempt status.
Included in the services provided by R. W. Beck were the following:

•	Review of various cost estimates and other documents, made available by the Sponsor, associated with the Project to the extent necessary to form professional opinions about the Project.

•
Formulation of an opinion as to qualification of Project facilities for tax-exempt financing status pursuant to Section 103 and Section 142(a)(6) of the Internal Revenue Code of 1986, as solid waste disposal facilities.

Presented herein is the Tax Exempt Analysis Report (the Report) summarizing R. W. Beck’s review and analyses concerning the Project. The Report is considered confidential and is prepared solely for the use of the Client and Sponsor, or duly assigned agents or representatives, including any bond counsel rendering an opinion on the tax-exempt status of any bonds issued in connection with or for the purpose of financing the Project. The Report may not be used for any other purpose without our prior written consent, and as expressly provided for in the executed PSA. The Report is to be used only for the purpose for which it was prepared, and should not be relied upon by others for any other use. The Report has been prepared at the request of and for the use of the Client and the Sponsor, and the conclusions, observations, and recommendations contained herein constitute only the opinions of R. W. Beck. To the extent that statements and books of record and accounts of the Client and/or the Sponsor, statements of independent public accountants and auditors employed by the Client, and information prepared by others have been used in the preparation of the Report, no

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INTRODUCTION

assurances are intended and no representations or warranties are made. R. W. Beck makes no certification and gives no assurances except as explicitly set forth in the Report.
1.2 Project Overview
The Project will be constructed at the existing Ghent Generating Station located in Carroll County, Kentucky. The Sponsor reported to R. W. Beck that it intends to construct the Project through Fluor Corporation (or a subsidiary or an affiliate thereto) (Fluor) and that major equipment such as the absorber, reaction tank and related facilities will be provided by Babcock Power Environmental, Inc. (BPEI). The Sponsor has provided R. W. Beck with capital cost estimates for certain pieces of the major equipment, as more fully discussed herein. Furthermore, the Sponsor reported that the Project design is the same as previous projects related to the Ghent Plant Unit 3 FGD system (Unit 3 Scrubber) and Unit 4 FGD system (Unit 4 Scrubber) and advised that certain information previously provided to R.W. Beck related to the Unit 3 Scrubber be used as a basis from which to perform its analysis with respect to capital costs required to compute the costs of the Project.
General Description
The Ghent Generating Station is a coal fired steam electric generating station located in Carroll County, Kentucky. Air emission control regulations require removal of particulates and sulfur dioxide (SO2) from the flue gas exhaust emissions and solid waste disposal regulations require the disposal of combustion by-products including FGD-generated waste slurry (calcium sulfite, also referred to as lime mud sludge).
To comply with air pollution control regulations, the use of FGD facilities is required for removal of SO2 from the flue gas exhaust of the generating units at the Ghent Generating Station. Operation of FGD facilities using calcium carbonate (limestone reagent) for desulfurization produces a solid waste in the form of calcium sulfite, which is oxidized to produce impure calcium sulfate.
The large quantity of FGD-produced solid sludge wastes requires large scale solid waste sludge handling and disposal facilities. The disposal costs for collection, storage, treatment, handling, and final disposal of such solid wastes are significant and the Sponsor has an indefinite responsibility to maintain the solid waste storage facilities.
Classification as Solid Wastes
FGD-produced sludge wastes are solid wastes which will be generated by Ghent Generating Station Unit 1. These wastes have no use and no value in their original form and are required to be disposed of in a solid waste disposal facility or processed further to produce a material that may be saleable.

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INTRODUCTION

FGD and the Solid Waste Facilities
The General FGD Project
The project will consist of the construction and installation of a complete new FGD system and associated equipment. The Project includes all necessary equipment for FGD system solid waste sludge collection, storage, treatment, and handling. Solid waste sludge from the Project will be conveyed to the existing sludge waste (impure gypsum) settling pond.
Solid Waste Treatment
In the FGD system, SO2 is removed from the flue gas by reacting it with calcium carbonate (limestone). The calcium carbonate is mixed with water (a carrier) to create a slurry that can be sprayed into the flue gas within the FGD absorber vessel. The initial step of the process chemically substitutes SO2 for the carbonate in limestone to create a solid sludge waste, primarily calcium sulfite, a sludge which must be removed from the reagent solution circulating through the FGD system. Calcium sulfite is useless, unused, unwanted or discarded solid waste material and has no market or other value at the place where it is located.

SO2	CaCO3	1/2 H2O	CaSO3	1/2 H2O	CO2
(gas)	(limestone)	(water)	(calcium sulfite with water)		(gas)
Further treatment of the solid waste with the introduction of oxygen (forced oxidation) promotes the dewatering and handling characteristics of the solid waste by reacting oxygen with the solid waste calcium sulfite and creating imperfect calcium sulfate.

2 (CaSO3 * 1/2 H2O)	+	O2	+	3 H2O	2 (CaSO4 * 2 H2O)
2 (calcium sulfite with water)		(gas)		(water)	2 (calcium sulfate)
This further treatment of the solid waste enables the waste by-product to be dewatered more readily and to be disposed of more efficiently.
The calcium sulfate solids (impure gypsum) that are produced after forced oxidation are suspended in water and will settle out if left undisturbed. However, for efficient operation, water is required as a means of transport to solid waste disposal facilities constituting landfills and solid waste dumps. This is the current practice for the Ghent Generating Station where water, as a carrier, transports the impure waste gypsum to an on-site settling pond. This same method of operation is planned and is being implemented for the Project. Transfer pumps and piping transport the solid waste (impure gypsum) to on-site settling sludge disposal ponds.
FGD System Equipment

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INTRODUCTION

The FGD system includes equipment to clean flue gas of SO2 generated by the combustion of coal. The cleaning process in turn produces the calcium sulfite, which itself is contaminated by inert particulates and unreacted limestone. Additional solid waste treatment of the calcium sulfite produces an impure gypsum material, which, although more easily transported to waste disposal dumps, is useless, unwanted and discarded solid waste having no market or other value at the place where it is located. Further cleaning, dewatering, processing and purification would be required to convert the impure gypsum into a form which has any commercial value or uses.
Additionally, unreacted limestone is recirculated through the absorber vessel to convert the limestone into calcium sulfite, a solid waste.

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Section 2
TAX-EXEMPT ANALYSIS

2.1 Analysis
According to Treasury Regulation Section 1.103-8(f), a solid waste disposal facility means “... any property or portion thereof used for the collection, storage, treatment, utilization, processing, or final disposal of solid waste...A facility which disposes of solid waste by reconstituting, converting, or otherwise recycling it into material which is not waste shall also qualify as a solid waste disposal facility if solid waste ... constitutes at least 65 percent, by weight or volume, of the total materials introduced into the recycling process ... Solid waste is ... property which is useless, unused, unwanted, or discarded solid material which has no market or other value at the place where it is located.” The Project includes solid waste disposal facilities and does not function as a recycling facility.
The solid wastes produced and handled by the Project will primarily consist of calcium sulfite and impure solid waste calcium sulfate by-product generated by the FGD system. The Project collects, stores, handles and treats the solid wastes generated by the FGD system for disposal in a solid waste landfill. Such solid wastes have no market or other value at the place where they are located because: (i) no person is willing to purchase the non-commercial grade impure gypsum on-site at any price; and (ii) the transportation cost to market exceeds the value, if any, of the non-commercial grade impure gypsum at the market.
Impure contaminated gypsum from the Project will be transported to a holding tank and then pumped to a waste landfill and dump. At present, Synthetic Materials Company is allowed to mine, without purchase, the unwanted material from the pond and waste landfill and dump and process it in an attempt to produce a commercial grade product. Solid waste that cannot be processed into a commercial grade product is returned to the waste landfill and dump.
This Project has both solid waste disposal-related functions and non-solid waste-related functions. Therefore, a methodology was established to separate and allocate the Project’s total costs between the costs related to solid waste disposal functions, which are tax-exempt (Qualifying Costs), and any costs related to any other function, which are not tax-exempt (Non-Qualifying Costs). The Project components were separated into three categories as follows:
•Project components that do not serve any solid waste disposal-related function.

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TAX-EXEMPT ANALYSIS

•Project components that serve only a solid waste disposal-related function.
•Project components that serve a dual function.
As part of R. W. Beck’s methodology, we reviewed the design concept of the Project FGD system, identified those parts of the system that collect, store, handle, and treat the calcium sulfite and impure calcium sulfate wastes, reviewed costs for the various parts of the system provided by the Sponsor and categorized those costs as qualified/non qualified for tax exempt financing purposes using our professional judgment to identify those portions of the costs that are associated with solid waste collection, storage, treatment, and disposal. Our professional judgment in allocating those costs associated with waste collection, storage, treatment, and disposal as qualified costs is based on the incremental costs associated with the design, procurement and installation of the proposed system to collect, store, treat, and dispose of the wastes as compared to generation and FGD facilities not so equipped. Important design variables such as liquid to gas ratios and solid waste concentrations of the various streams were used to allocate costs as Qualifying Costs for tax-exempt financing purposes.
The following paragraphs describe the methodology used to allocate costs. Table 2-1 presents a summary of the tax-exempt Qualifying Cost analysis for the BPEI costs provided to us by the Sponsor. Table 2-2 of this Report provides a summary of the tax-exempt Qualifying Costs analysis for certain non-BPEI costs (including FGD system supporting equipment and infrastructure) provided to us by the Sponsor.

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TAX-EXEMPT ANALYSIS

Table 2-1
Summary of BPEI Tax-Exempt Qualifying Cost Analysis (1)

	Project Component (7)	Estimated Costs ($)	Percentage Qualifying Costs (%)	Qualifying Costs ($)
MATERIAL COSTS
Absorber Vessel
Struct & Ext Embeds (2) (5)	Absorber Vessel	148,406	67.5	100,174
Outlet Duct/Wall Rings (2) (5)	Absorber Vessel	1,065,433	67.5	719,167
Absorber Vessel (2) (5)	Absorber Vessel	4,725,888	67.5	3,189,974
Reaction Tank
Struct & Ext Embeds (2) (6)	Absorber Vessel	236,065	100	236,065
Outlet Duct/Wall Rings (2) (6)	Absorber Vessel	1,694,757	100	1,694,757
Absorber Vessel (2) (6)	Absorber Vessel	7,517,345	100	7,517,345
Agitators (3) (6)	Reaction tank	1,681,477	100	1,681,477
Recirculation Loop
Spray & Quench System (5)	Recirculation Loop	6,735,635	67.5	4,546,553
Piping Systems (5)	Recirculation Loop	4,198,561	67.5	2,834,028
EQUIPMENT COSTS
Absorber Vessel
Instruments & Controls (5)	Absorber Vessel	209,692	67.5	141,542
Mist Eliminator Systems	Absorber Vessel	572,509	0	0
Reaction Tank
Instruments & Controls (6)	Absorber Vessel	333,553	100	333,553
Mist Eliminator Systems	Absorber Vessel	910,676	0	0
Recirculation Loop
Recirculation Pumps (5)	Recirculation Loop	2,156,359	67.5	1,455,542
Oxidation Blowers
Blowers (6)	Oxidation Blowers	1,300,487	100	1,300,487
OTHER COSTS
BPEI Engineering (4)		2,034,414	72.5	1,474,821
Total		35,521,262	76.6	27,225,491

(1)	All costs are shown are included within the BPEI contract and exclude costs for associated construction and labor by Fluor and the Sponsor , which could also be included as qualified costs.

(2)
The absorber vessel and reaction tank are a single integrated structure. Sponsor reports that BPEI provided a breakdown of Absorber costs indicating that 38.6 percent of the absorber cost attributed to the absorber vessel and 61.4 percent of the absorber cost is associated with the reaction tank.

(3)	The Agitators are strictly associated with the reaction tank as indicated in information provided by the Sponsor.

(4)	The percent of Qualifying Costs of the BPEI engineering costs is the overall proportion of the BPEI Qualifying Costs to the total BPEI Costs (minus engineering costs).

(5)
Due to the increased amount of solids in the recirculation loop and the increased liquid to gas ratio due to the oxidation system, the total additional liquid pumping demand is increased. Solids waste handling is proportionally increased. The qualified costs associated with this increase are 67.5 percent of total cost.

(6)	Equipment serves a solid waste disposal function only. See discussion below.

(7)	Component breakdown corresponding to Original Cost information from BPEI. See Exhibit 1.

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TAX-EXEMPT ANALYSIS

Table 2-2
Summary of Additional Tax-Exempt Qualifying Cost Analysis and Total Tax-
Exempt Qualifying Costs

	Estimated Costs ($)	Percentage Qualifying Costs (%)	Qualifying Costs ($)
FGD Equipment and Materials
Qualified costs for FGD Equipment (See Table 1)	35,521,262	76.6	27,225,491
Oxidation air compressor installation (1,2,6)	846,000	100.0	846,000
Recycle system pumps/piping (1,2,7)	2,163,000	67.5	1,460,025
Subtotal qualified FGD costs			29,531,516
FGD Support Equipment, etc.
FGD structure/foundation (1,3,4)	29,360,000	29.5	8,670,453
FGD auxiliary power (1,3,5)	10,068,000	29.5	2,973,233
Craft Startup Support (3)	1,367,000	29.5	403,696
Gypsum piping/pumps	946,000	100.0	946,000
Subtotal qualified FGD Costs for Support
Equipment, etc.			12,993,382
Total Qualified Costs			42,524,898

(1)
Total burdened costs derived by the Sponsor from the Fluor target estimate, including all indirect costs. The Sponsor reports that this cost is associated with installation and labor and does not include or overlap with any costs provided in Table 1 above.

(2)
Includes installation of material/equipment supplied by FGD system contractor. Also includes foundations, piping, and electrical material and installation associated directly with the system. The Sponsor reports that this cost does not include or overlap with any costs provided in Table 1 above.

(3)
Qualifying percentage based on subtotal qualified FGD system costs / entire FGD system project excluding FGD system structure, auxiliary power, and craft startup support. Qualifying Costs for FGD are $27,225,491, $846,000, and $1,460,025 for total of $29,531,516, while the FGD project cost target reported to R.W. Beck as provided to the Sponsor by Fluor is $100,000,000. A ratio of costs of 29.5% is believed to be a conservative approach appropriate for the purposes of this Report. A more detailed and rigorous approach such as determining the proportion of weight loading of qualifying equipment or power loading of qualifying equipment would likely yield a higher ratio.

(4)	FGD system structure/foundation includes foundations, structural steel, architectural, and miscellaneous associated with the FGD system.

(5)	FGD system auxiliary power includes all electrical equipment associated with the FGD system, including electrical foundations and structure, transformers, switchgear, etc.

(6)	Equipment serves a solid waste disposal function only. See discussion below.

(7)
Due to the increased amount of solids in the recirculation loop and the increased liquid to gas ratio due to the oxidation system, the total additional liquid pumping demand is increased. Solids waste handling is proportionally increased. The qualified costs associated with this increase are 67.5 percent of total cost.

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TAX-EXEMPT ANALYSIS

Exhibit 1 shows the BPEI cost information provided to us by the Sponsor. The table shows each FGD scrubber component classified within one of the following areas:

•	Material

•	Equipment

•	Labor (BPEI labor costs are included within BPEI contract costs for Material and Equipment)
Within each of these major classifications, component costs were further classified, if applicable, into one of the following sub-classifications:
•Absorber Vessel
•Absorber Reaction Tank
•Absorber Recirculation Loop
•Oxidation Air Blowers
Exhibit 1 also includes additional estimated costs provided to us by the Sponsor associated with the installation of the FGD scrubber but not directly included as part of the BPEI costs discussed above. In general, much of the cost information provided is the total for labor only or a total including material, equipment and labor associated with the Fluor scope.
Following is a description of the Project components and the allocation of the component costs between Qualifying and Non-Qualifying Costs.
2.2 FGD Scrubber Vessel and Associated Equipment
Description
The Project FGD Scrubber will consist of a Stebbins scrubber tower, a reactant slurry recirculation system and oxidation air blowers. The scrubber tower will be composed of a liquid holding area (the reaction tank) underneath a space allowing for vertical air and spray slurry countercurrent flow (the absorber vessel). Flue gas enters the bottom of the absorber vessel, passes through a mist eliminator at the top of the absorber vessel and is ducted to a stack for discharge to the atmosphere. Recirculation pumps will recirculate the slurry primarily consisting of limestone, calcium sulfite, calcium sulfate and inert materials from the reaction tank to a spray distribution system at the top of the absorber vessel. The recirculating waste slurry will fall into the reaction tank located at the bottom of the absorber tower. In this stage, the calcium carbonate in the limestone slurry will

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TAX-EXEMPT ANALYSIS

react with water and SO2 in the flue gas to produce calcium sulfite, while oxygen exchanged between the flue gas and the liquid droplets will promote some oxidation of calcium sulfite to calcium sulfate.
The reaction tank is designed to hold an adequate liquid volume to ensure efficient usage of limestone and to provide adequate residence time for complete oxidation of calcium sulfite to impure calcium sulfate (impure gypsum). Included as part of the reaction tank will be a fixed air sparger system supplied by the oxidation air blowers, which will be supplied to introduce large quantities of air to maximize the efficiency of the oxidation of calcium sulfite to impure calcium sulfate (impure gypsum). The reaction tank will be the primary vessel in the process to convert calcium sulfite waste by-product into impure calcium sulfate for efficiency in movement and disposal of such solid wastes.
Cost Allocation
The principal purpose of the scrubber tower is to remove SO2 from the flue gas. However, the costs associated with a portion of the absorber vessel and recirculation loop and all of the absorber reaction tank and oxidation air blowers are included as being Qualifying Costs because they are directly associated with collecting and handling the solid waste (impure gypsum) sludge.
Water acts as the medium and transport mechanism for the recirculation of calcium carbonate and the calcium sulfite waste by-product. Due to the additional pumping demands associated with the oxidation of calcium sulfite, 67.5 percent of the recirculation loop is included as a Qualifying Cost.
The absorber vessel serves a dual function as an air pollution control function associated with the removal of SO2 from the flue gas, which creates calcium sulfite solid wastes, and a simultaneous solid waste collection, handling and disposal function associated with recirculating all of the solid wastes to better utilize the calcium carbonate and to enhance the oxidation of calcium sulfite into calcium sulfate (impure gypsum). The increased recirculation of 67.5 percent is also applied to the absorber vessel and is included as a Qualifying Cost. The Sponsor reports that all of the proceeds of the 2007 Series A Bonds will be applied to the financing of solid waste collection, handling and disposal facilities. As such, no 2007 Series A Bond proceeds will be used to finance any air pollution facilities.
The remaining conversion of calcium sulfite to calcium sulfate takes place in the absorber reaction tank, which is the primary step in the conversion process that converts calcium sulfite waste to calcium sulfate.

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TAX-EXEMPT ANALYSIS

2.3 FGD System Support Equipment
In addition to those costs associated with FGD scrubber equipment and materials, certain additional costs are incurred by the Sponsor in relation to the FGD scrubber auxiliary power and structural foundation. The auxiliary power and structural foundation provide support to the air pollution control and solid waste disposal functions of the FGD scrubber. As such, each cost must be proportioned to determine the associated Qualifying Costs. Noting that certain Project costs have not been presented in this report, we have conservatively estimated (as discussed in Table 2-2) that 29.5 percent of the total cost of the Project are Qualifying Costs. This percentage has been applied to the auxiliary power and structural foundation costs to determine the associated Qualifying Costs.
2.4 Construction Costs
Fluor and Sponsor labor and construction costs were not provided, but certain installation and craft labor costs were provided. Specifically, costs estimates were provided for craft startup support and for the installation of the oxidation air compressors, FGD system recirculation loop pumps and piping. Labor costs were also included as part of the total costs provided for the FGD system structure and foundation, FGD system auxiliary power systems, and the sludge transfer piping and pumps.
2.5 Additional Project Costs
Due to the scope of this Report and the limited need to identify additional Qualifying Costs, certain potential and additional Qualifying Costs have not been identified, reviewed or analyzed as part of this analysis.

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Section 3
CONSIDERATIONS AND ASSUMPTIONS

In the preparation of this Report and the opinions that follow, R. W. Beck has made certain assumptions with respect to conditions, which may occur in the future. In addition, we have used and relied upon certain information and assumptions provided to us by sources, which we believe to be reliable. We believe the use of such information and assumptions is reasonable for the purposes of this Report. However, some assumptions will invariably not materialize as stated herein or may vary significantly due to unanticipated events and circumstances. Therefore, the actual results can be expected to vary from those forecasted to the extent that actual future conditions differ from those assumed by us or provided to us by others. The principal considerations and assumptions made by us and the principal information and assumptions provided to us by others include the following:

•	R. W. Beck assumes that all costs provided as part of this report are capitalized for tax purposes.

•
We have made no determination as to the validity, enforceability or interpretation of any law, contract, rule or regulation applicable to the Project and its operations, except for our interpretation of Section 142(a) and (b) of the Internal Revenue Code of 1986, required to undertake the analysis and reach the opinion and conclusions stated herein. However, for the purposes of this Report, we have assumed that all such laws, contracts, rules and regulations will be fully enforceable in accordance with their terms as we understand them.

•
During the preparation of this Report, we have reviewed capital cost estimates provided to us by the Sponsor for completion of the Project. We have relied on the capital cost estimate, as being true, accurate and complete for the purposes of conducting our analysis and completing the Report.

•
Our opinions set forth herein are based on information provided by the Sponsor and others, other information generally available to us, and on studies and analyses undertaken by us, all of which are basic to and in support of our opinions and analyses of the Project. The studies and analyses undertaken in the preparation of the opinions contained herein have been performed in accordance with standard engineering practices. These studies and analyses have included investigations, inspection and review of certain documents relating to the Project. These studies and analyses have also included investigations, inspection anreview of certain other documents and drawings made available to us by the Sponsor.

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Section 4
OPINIONS

Set forth below are the principal opinions R. W. Beck has reached after review of the Project. For a complete understanding of the estimates, assumptions and calculations upon which these opinions are based, the Report should be read in its entirety. On the basis of our reviews, analyses and investigations of the Project, and the assumptions set forth in this Report, we are of the opinion that:

1.	The Project includes property that will be used for the collection, storage, treatment, utilization, or final disposal of solid wastes or property that is functionally related and subordinate thereto.

2.
The solid wastes collected, stored, handled and disposed of will consist of calcium sulfite and impure calcium sulfate waste by-products generated by the FGD system. Such solid waste is useless, unused, unwanted or discarded solid material, which has no market or other value at the place where it is located.

3.	The calcium sulfite and impure sulfate waste by-product constitutes at least 65 percent, by weight or volume, of the total materials introduced into each element of the solid waste disposal process.

4.
The Project includes property which has both a solid waste disposal function and a function other than the disposal of solid waste, and thus, requires an allocation of the cost of the Project’s property between the property’s solid waste disposal functions and other functions. Such allocations contained in this Report are based on the methodology presented in this Report.

5.	Based on our analysis as of the date of this report, $42,524,898 of the Project costs are Qualifying Costs for solid waste disposal facilities of the Project.

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Exhibit 1
COST INFORMATION PROVIDED BY KU

Cost Information Provided by KU

Ghent Unit 1 BPEI FGD Costs	Cost	FGD Subsystem
Struct & Ext Embeds	$384,472	Absorber Vessel	material
Outlet Duct / Wall	$2,760,191	Absorber Vessel	material
Absorber Vessel	$12,243,234	Absorber Vessel	material
Agitators	$1,681,477	Reaction tank	material
Spray & Quench System	$6,735,635	Recirculation Loop	material
Piping Sys, Valves & Specialties	$4,198,561	Recirculation Loop	material
Forced Oxidation System	$1,300,487	Oxidation Blowers	equipment
Instruments & Controls	$543,246	Absorber Vessel	equipment
Mist Eliminator System	$1,483,186	Absorber Vessel	equipment
Recycle Pumps	$2,156,359	Recirculation Loop	equipment
Eng, Commission, Flow Model	$2,034,414		labor
Total	$35,521,262
Fluor Installation potential costs
Oxidation air compressor installation	$846,000
Recycle system pumps/piping	$2,163,000
FGD structure/foundation	$29,360,000
FGD auxiliary power	$10,068,000
Craft startup support	$1,367,000
Sludge transfer piping/pumps	$946,000
Sludge transfer pipe rack	$ -

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